Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES ANNOUNCES SENIOR MANAGEMENT SUCCESSION

BARBARA RENTLER TO BECOME CEO EFFECTIVE JUNE 1, 2014
MICHAEL O’SULLIVAN CONTINUES AS PRESIDENT AND CHIEF OPERATING OFFICER

Both Executives Named to Board of Directors

Michael Balmuth to Become Executive Chairman

     Dublin, California, May 7, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has approved a succession plan under which Barbara Rentler (56), President and Chief Merchandising Officer will become Chief Executive Officer and Michael O’Sullivan (50) will continue as President and Chief Operating Officer. Both Ms. Rentler and Mr. O’Sullivan will join the Company’s Board of Directors.

     As previously announced, Michael Balmuth (63), Vice Chairman and Chief Executive Officer since 1996, will become Executive Chairman of the Board and continue to play an integral role on the senior management team. These changes will be effective on June 1, 2014.

     Mr. Balmuth said, “We are delighted to announce the team which will lead Ross Stores into the future, as we seek to build on our strong record of growth. Barbara and Michael are talented executives with complementary skills, and each has made extraordinary contributions to our Company over the course of their long careers here.”

     “Barbara is a gifted merchant and demonstrated leader who has been part of our Company’s growth for 28 years. She has played an important role in developing an exceptional team of off-price merchants whose abilities to procure great bargains have been a key driver of our success. Her strong merchandising expertise and management skills give me great confidence that she will be an excellent CEO. In his 11 years with Ross, Michael’s keen business acumen and proven leadership abilities have been instrumental in strengthening our strategic focus and operations to ensure that we have a solid foundation to support our long-term growth plans. Their successful partnership will enhance our prospects for continued increases in profitability and stockholder returns in the years to come.”

     The Company also announced the following promotions effective June 1, 2014:

  Lisa Panattoni (51) will be promoted to President, Merchandising, Ross Dress for Less from her current position as Group Executive Vice President. In her new role, Ms. Panattoni will be responsible for all of the Home businesses, Men’s, Junior Sportswear, Lingerie, and Cosmetics, reporting to Ms. Rentler.
  Bernard Brautigan (49) will become Group Executive Vice President, Merchandising, Ross Dress for Less, a promotion from his current position as Executive Vice President. He will be responsible for most of the Ladies apparel businesses, Children’s, Shoes, Accessories, and Jewelry, also reporting to Ms. Rentler.

     As announced in August 2012, in addition to becoming Executive Chairman, Michael Balmuth, will remain a key member of the executive team with Jim Fassio, President and Chief Development Officer, and Doug Baker, President and Chief Merchandising Officer, dd’s DISCOUNTS, continuing to report directly to him.

     Norman Ferber, the Company’s Chairman of the Board since 1993, will remain a director and be named Chairman Emeritus. He will also continue to actively consult with senior management on critical operating and strategic initiatives. George Orban will continue as Lead Independent Director, and the Company’s Board of Directors plans to recruit an additional independent director.

     Mr. Balmuth concluded, “I am grateful for the privilege of leading Ross over the past 18 years and want to thank all of the terrific people throughout our Company for their dedication and hard work. I look forward to continuing to contribute to the Company’s growth and development in my new role, working with the outstanding team of leaders throughout our organization.”

     The Company’s Chairman, Mr. Ferber said, “On behalf of the Board, I want to express our gratitude to Michael Balmuth for the exceptional leadership he has provided as CEO since 1996. During his tenure as CEO, we have profitably grown Ross Dress for Less into the largest off-price apparel and home fashion chain in the United States with 1,172 locations, while also successfully launching a new business, dd’s DISCOUNTS, with 137 stores. We are thrilled that we will continue to benefit over the coming years from Michael’s valuable in-depth knowledge and 25 years of experience in the off-price business.”

Biographies

     Barbara Rentler has served as President and Chief Merchandising Officer, Ross Dress for Less since 2009. From 2006 to 2009, she was Executive Vice President, Merchandising, with responsibility for all Ross Apparel and Apparel-related products. She also served at dd’s DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, she held various merchandising positions since joining the Company in 1986.

     Michael O’Sullivan has been President and Chief Operating Officer since 2009. Prior to that, he served as Executive Vice President and Chief Administrative Officer from 2005 to 2009 and Senior Vice President, Strategic Planning and Marketing from 2003 to 2005. Before joining Ross, Mr. O’Sullivan was with Bain & Company as a partner, providing consulting advice to retail, consumer goods, financial services and private equity clients since 1991.

     Lisa Panattoni has been Group Executive Vice President, Merchandising at Ross since 2009, and is presently responsible for Home, Men’s, Lingerie, and Cosmetics. She joined the Company in 2005 as Senior Vice President and General Merchandise Manager of Home and was promoted to Executive Vice President later that same year. Prior to joining Ross, Ms. Panattoni was with The TJX Companies, where she served as Senior Vice President of Merchandising and Marketing for HomeGoods from 1998 to 2004 and as Divisional Merchandise Manager of the Marmaxx Home Store from 1994 to 1998.

     Bernard Brautigan has served as Executive Vice President of Merchandising at Ross since 2009 and is currently responsible for Ladies Sportswear, Shoes, Children’s, Accessories, and Jewelry. From 2006 to 2009, Mr. Brautigan was Senior Vice President and General Merchandise Manager and Group Vice President of Shoes from 2003 to 2006. Prior to Ross, he spent 20 years in the merchandising organization at Macy’s East.

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Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,172 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 137 dd’s DISCOUNTS® in 10 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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